Exhibit 3.10
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PEREGRINE PHARMACEUTICALS, INC.,
A DELAWARE CORPORATION

PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (hereinafter referred to as the “Corporation”), hereby certifies as follows:

1.  That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation at the 2008 Annual Meeting.  The resolutions set forth the proposed amendment as follows:

RESOLVED, that ARTICLE 4 of the Certificate of Incorporation of the Corporation be amended by adding the following paragraph at the end thereof:

“Reverse Stock Split.

Effective as of the close of business on the filing date of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), every five (5) outstanding shares of Common Stock, par value $0.001, of the Corporation issued and outstanding or held in the treasury of the Corporation as of the close of business on October 16, 2009 will automatically be combined, reclassified and changed into one (1) fully paid and non-assessable share of Common Stock, par value $0.001, without any further action by the holders of such shares; provided, however, that no fractional shares shall be issued. Stockholders who would otherwise be entitled to a fractional share will receive one whole share of common stock in lieu of such fraction.  No other exchange, reclassification or cancellation of issued shares shall be effected by this Amendment.”

2.  That thereafter, pursuant to resolution of the Board of Directors, an Annual Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which Annual Meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3.  That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Steven W. King, its President and CEO, and attested to by Paul J. Lytle, its CFO and Corporate Secretary, this 16th day of October, 2009.

PEREGRINE PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/ Steven W. King________________
Steven W. King, President and CEO

ATTEST:

/s/ Paul J. Lytle
Paul J. Lytle, CFO and Corporate Secretary